Exhibit 99.1

Release:	4:10 P.M. July 17, 2025

212-365-6721

IR@MCBankNY.com

Metropolitan Bank Holding Corp. Reports Second Quarter 2025 Results

Net Interest Margin increased to 3.83%

Diluted EPS of $1.76

Financial Highlights

●Diluted earnings per share of $1.76 for the second quarter of 2025, an increase of 21.4% compared to the first quarter of 2025, inclusive of $1.6 million of digital transformation project spend, or $0.10 diluted earnings per common share, after tax.
●The net interest margin for the second quarter of 2025 was 3.83%, an increase of 15 basis points compared to 3.68% for the prior linked quarter and an increase of 39 basis points compared to 3.44% for the prior year period.
●Total loans at June 30, 2025 were $6.6 billion, an increase of $270.7 million, or 4.3%, from March 31, 2025 and $773.9 million, or 13.3%, from June 30, 2024.
●Total deposits at June 30, 2025 were $6.8 billion, an increase of $342.0 million, or 5.3%, from March 31, 2025 and $621.6 million, or 10.1%, from June 30, 2024.
●On July 17, 2025, the Company’s board of directors declared a quarterly dividend on the Company’s common stock of $0.15 per share, the Company’s first cash dividend in its history, payable to holders of record on July 28.
●The Company completed its initial $50 million share repurchase program in May 2025, resulting in the purchase of 878,807 shares of common stock at an average price of $56.90 per share. On July 17, 2025, the Company’s board of directors approved a new share repurchase plan with authorization to purchase up to an additional $50 million of the Company’s common stock. In aggregate, the board of directors has authorized $100 million of share repurchases since March.
●Asset quality continues to be stable. The ratio of non-performing loans to total loans was 0.60% at June 30, 2025, compared to 0.54% for the prior linked quarter and 0.53% for the prior year period.
●Liquidity remains strong. At June 30, 2025, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $2.9 billion, which represented 178% of our estimated uninsured deposits.
●The Company and Bank are “well capitalized” under all applicable regulatory guidelines, with total risk-based capital ratios of 12.2% and 12.0%, respectively, at June 30, 2025, well above regulatory minimums.

NEW YORK, July 17, 2025 ‒ Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), reported net income of $18.8 million, or $1.76 per diluted common share, for the second quarter of 2025 compared to $16.4 million, or $1.45 per diluted common share, for the first quarter of 2025, and $16.8 million, or $1.50 per diluted common share, for the second quarter of 2024.

Mark DeFazio, President and Chief Executive Officer, commented,

“I am pleased with MCB’s sustained performance throughout our various business lines. Our second quarter and first half results underscore the strength and discipline of our franchise, which position us well to balance supporting our clients with attractive shareholder returns. Our true diversified commercial bank offerings clearly differentiate MCB from our peers.

“In the second quarter, we completed our initial $50 million share repurchase program announced in March, at prices well below our tangible book value. Given robust results coupled with confidence in continued business strength, our board has authorized an additional $50 million repurchase program for a total of $100 million authorized year to date. As part of our multi-pronged approach to return capital to shareholders while maintaining investment and expansion optionality, our board also approved an initial quarterly cash dividend.

“Our healthy balance sheet, together with strong earnings momentum, enables us to opportunistically capitalize on various strategic initiatives to support responsible growth.”

Balance Sheet

Total cash and cash equivalents were $152.5 million at June 30, 2025, a decrease of $44.0 million, or 22.4%, from March 31, 2025, and a decrease of $92.2 million, or 37.7%, from June 30, 2024. The decrease from March 31, 2025 primarily reflects an increase in the loan book of $270.7 million and an $85.0 million decrease in wholesale funding, partially offset by an increase of $342.0 million in deposits. The decrease from June 30, 2024 primarily reflects an increase in the loan book of  $773.9 million, partially offset by an increase of $621.6 million in deposits.

Total loans, net of deferred fees and unamortized costs, were $6.6 billion at June 30, 2025, an increase of $270.7 million, or 4.3%, from March 31, 2025, and an increase of $773.9 million, or 13.3%, from June 30, 2024. Loan production was $492.0 million for the second quarter of 2025 compared to $409.8 million for the prior linked quarter and $290.8 million for the prior year period. The increase in total loans from March 31, 2025, was due primarily to an increase of $252.5 million in commercial real estate (“CRE”) loans (including owner-occupied). The increase in total loans from June 30, 2024 was due primarily to an increase of $790.8 million in CRE loans (including owner-occupied).

Total deposits were $6.8 billion at June 30, 2025, an increase of $342.0 million, or 5.3%, from March 31, 2025, and an increase of $621.6 million, or 10.1%, from June 30, 2024. Deposit growth was broadly distributed across the Bank’s various deposit verticals.

At June 30, 2025, cash on deposit with the Federal Reserve Bank of New York and available secured funding capacity totaled $2.9 billion. The Company and the Bank each met all the requirements to be considered “well capitalized” under applicable regulatory guidelines. Total non-owner-occupied commercial real estate loans were 371.9% of total risk-based capital at June 30, 2025, compared to 367.0% and 358.4% at March 31, 2025 and June 30, 2024, respectively. The increased CRE concentration ratio is primarily the result of the Bank funding the share repurchase program at the Company.

Income Statement

Financial Highlights

	Three months ended			Six months ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Total revenues(1)	$76,270	$70,590	$67,678	$146,860	$134,391
Net income (loss)	$18,767	$16,354	$16,799	35,121	33,002
Diluted earnings (loss) per common share	$1.76	$1.45	$1.50	3.20	2.96
Return on average assets(2)	0.97%	0.89%	0.92%	0.93%	0.91%
Return on average equity(2)	10.4%	9.0%	9.9%	9.7%	9.9%
Return on average tangible common equity(2), (3), (4)	10.5%	9.1%	10.1%	9.8%	10.0%

(1)	Total revenues equal net interest income plus non-interest income.
(2)	Ratios are annualized.
(3)	Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 12.
(4)	Net income divided by average tangible common equity.

Net Interest Income

Net interest income for the second quarter of 2025 was $73.6 million compared to $67.0 million for the prior linked quarter and $61.5 million for the prior year period. The $6.7 million increase from the prior linked quarter was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits. The $12.1 million increase from the prior year period was due primarily to an increase in the average balance of loans and a decrease in the cost of funds, partially offset by an increase in the average balance of interest-bearing deposits.

Net Interest Margin

Net interest margin for the second quarter of 2025 was 3.83% compared to 3.68% and 3.44% for the prior linked quarter and prior year period, respectively. The Bank’s ability to expand its net interest margin is supported by rigorous loan and deposit pricing initiatives.

The total cost of funds for the second quarter of 2025 was 310 basis points compared to 319 basis points and 334 basis points for the prior linked quarter and prior year period, respectively. The decrease from the prior linked quarter reflects the deposit mix and hedging activities, and a decrease in the average balance of borrowings. The decrease from the prior year period reflects the reduction in short-term interest rates.

Non-Interest Income

Non-interest income was $2.6 million for the second quarter of 2025, a decrease of $1.0 million from the prior linked quarter and a decrease of $3.5 million from the prior year period. The decrease from the prior linked quarter was driven primarily by a one-time recognition in the first quarter of 2025 of non-refundable program fees of $822,000. The decrease from the prior year period was driven primarily by the absence of Banking-as-a-Service revenue.

Non-Interest Expense

Non-interest expense was $43.1 million for the second quarter of 2025, an increase of $387,000 from the prior linked quarter and an increase of $852,000 from the prior year period. The increase from the prior linked quarter was due primarily to an increase of $1.4 million in technology costs, $988,000 in licensing fees and $792,000 in deposit program related fees, partially offset by a $1.5 million seasonal decrease in compensation and benefits and $1.4 million reduction in professional fees. The $852,000 increase from the prior year period was due primarily to a $1.7 million increase in compensation and benefits related to the increase in the number of employees, a $1.7 million increase in deposit program related fees, and a $610,000 increase in technology costs, partially offset by decreases of $3.3 million in professional fees.

Income Tax Expense

The effective tax rate for the second quarter of 2025 was 29.9% compared to 30.0% for the prior linked quarter and 29.7% for the prior year period.

Asset Quality

Credit quality remains stable. The ratio of non-performing loans to total loans was 0.60% at June 30, 2025 and 0.54% at March 31, 2025 and 0.53% at June 30, 2024.

The allowance for credit losses was $74.1 million at June 30, 2025, an increase of $6.3 million from March 31, 2025 and an increase of $14.1 million from June 30, 2024. The increase from the prior linked quarter was due primarily to loan growth, provisioning for a commercial real estate loan and changes in the outlook for certain macroeconomic variables.

Conference Call

The Company will conduct a conference call at 9:00 a.m. ET on Friday, July 18, 2025, to discuss the results. To access the event by telephone, please dial 800-579-2543 (US), 785-424-1789 (INTL), and provide conference ID: MCBQ225 approximately 15 minutes prior to the start time (to allow time for registration).

The call will also be broadcast live over the Internet and accessible at MCB Quarterly Results Conference Call and in the Investor Relations section of the Company’s website at MCB News. To listen to the live webcast, please visit the site at least 15 minutes prior to the start time to register, download and install any necessary audio software.

For those unable to join for the live presentation, a replay of the webcast will also be available later that day accessible at MCB Quarterly Results Conference Call.

About Metropolitan Bank Holding Corp.

Metropolitan Bank Holding Corp. (NYSE: MCB) is the parent company of Metropolitan Commercial Bank (the “Bank”), a New York City based full-service commercial bank. The Bank provides a broad range of business, commercial and personal banking products and services to individuals, small businesses, private and public middle-market and corporate enterprises and institutions, municipalities, and local government entities.

Metropolitan Commercial Bank was named one of Newsweek’s Best Regional Banks in 2024 and 2025. The Bank was ranked by Independent Community Bankers of America among the top ten successful loan producers for 2024 by loan category and asset size for commercial banks with more than $1 billion in assets. Kroll affirmed a BBB+ (investment grade) deposit rating on January 29, 2025. For the fourth time, MCB has earned a place in the Piper Sandler Bank Sm-All Stars Class of 2024.

The Bank is a New York State chartered commercial bank, a member of the Federal Reserve System and the Federal Deposit Insurance Corporation, and an equal housing lender. For more information, please visit the Bank’s website at MCBankNY.com.

Forward-Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s future financial condition and capital ratios, results of operations and the Company’s outlook, business, share repurchases under the program, and dividend payments. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “plan,” “continue” or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that are difficult to predict and are generally beyond our control and may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to the following: the interest rate policies of the Federal Reserve and other regulatory bodies; an unexpected deterioration in the performance of our loan or securities portfolios; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; unexpected increases in our expenses; different than anticipated growth and our ability to manage our growth; global pandemics, or localized epidemics, could adversely affect the Company’s financial condition and results of operations; potential recessionary conditions, including the related effects on our borrowers and on our financial condition and results of operations; an unanticipated loss of key personnel or existing clients, or an inability to attract key employees; increases in competitive pressures among financial institutions or from non-financial institutions which may result in unanticipated changes in our loan or deposit rates; unanticipated increases in FDIC insurance premiums or future assessments; legislative, tax or regulatory changes or actions, which may adversely affect the Company’s business; impacts related to or resulting from regional and community bank failures and stresses to regional banks; changes in deposit flows, funding sources or loan demand, which may adversely affect the Company’s business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition or results of operation to be reported or perceived differently; general economic conditions, including unemployment rates, either nationally or locally in some or all of the areas in which the Company does business, or conditions in the securities markets or the banking industry being less favorable than currently anticipated; inflation, which may lead to higher operating costs; declines in real estate values in the Company’s market area, which may adversely affect our loan production; an unexpected adverse financial, regulatory, legal or bankruptcy event experienced by our non-bank financial service clients; system failures or cybersecurity breaches of our information technology infrastructure and/or confidential information or those of the Company’s third-party service providers or those of our non-bank financial service clients for which we provide global payments infrastructure; emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action, damage our reputation or otherwise materially harm our business or clients; failure to maintain current technologies or technological changes that may be more difficult or expensive to implement than anticipated, and failure to successfully implement future information technology enhancements; the costs, including the possible incurrence of fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the successful implementation or consummation of new business initiatives, which may be more difficult or expensive than anticipated; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by clients; changes in consumer spending, borrowing or savings habits; the risks associated with adverse changes to credit quality; an unexpected failure to successfully manage our credit risk and the sufficiency of our allowance for credit losses; credit and other risks from borrower and depositor concentrations (e.g., by geographic area and by industry); difficulties associated with achieving or predicting expected future financial results; and the potential impact on the Company’s operations and clients resulting from natural or man-made disasters, wars, acts of terrorism, cyberattacks and pandemics, as well as those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Forward-looking statements speak only as of the date of this release. We do not undertake (and expressly disclaim) any obligation to update or revise any forward-looking statement, except as may be required by law.

Consolidated Balance Sheet (unaudited)

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(in thousands)	2025	2025	2024	2024	2024
Assets
Cash and due from banks	$13,577	$18,572	$13,078	$16,674	$18,152
Overnight deposits	138,876	177,891	187,190	301,804	226,510
Total cash and cash equivalents	152,453	196,463	200,268	318,478	244,662
Investment securities available-for-sale	551,029	523,542	482,085	510,966	504,748
Investment securities held-to-maturity	387,901	398,973	428,557	438,445	449,368
Equity investment securities, at fair value	5,276	5,221	5,109	5,213	2,122
Total securities	944,206	927,736	915,751	954,624	956,238
Other investments	27,297	27,062	30,636	26,586	26,584
Loans, net of deferred fees and unamortized costs	6,612,789	6,342,122	6,034,076	5,897,119	5,838,892
Allowance for credit losses	(74,071)	(67,803)	(63,273)	(62,493)	(60,008)
Net loans	6,538,718	6,274,319	5,970,803	5,834,626	5,778,884
Receivables from global payments business, net	—	—	—	96,048	90,626
Other assets	191,175	190,718	183,291	172,996	168,597
Total assets	$7,853,849	$7,616,298	$7,300,749	$7,403,358	$7,265,591

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$1,427,439	$1,384,524	$1,334,054	$1,780,305	$1,883,176
Interest-bearing deposits	5,363,867	5,064,768	4,648,919	4,489,602	4,286,486
Total deposits	6,791,306	6,449,292	5,982,973	6,269,907	6,169,662
Federal funds purchased	50,000	125,000	210,000	—	—
Federal Home Loan Bank of New York advances	150,000	160,000	240,000	150,000	150,000
Trust preferred securities	20,620	20,620	20,620	20,620	20,620
Secured and other borrowings	17,366	17,403	7,441	107,478	107,514
Prepaid third-party debit cardholder balances	—	—	—	21,970	22,631
Other liabilities	101,589	106,137	109,888	118,192	102,760
Total liabilities	7,130,881	6,878,452	6,570,922	6,688,167	6,573,187

Common stock	113	113	112	112	112
Additional paid in capital	401,055	398,823	400,188	397,963	395,520
Retained earnings	417,782	399,015	382,661	361,243	348,977
Accumulated other comprehensive gain (loss), net of tax effect	(45,455)	(47,170)	(53,134)	(44,127)	(52,205)
Treasury stock, at cost	(50,527)	(12,935)	—	—	—
Total stockholders’ equity	722,968	737,846	729,827	715,191	692,404
Total liabilities and stockholders’ equity	$7,853,849	$7,616,298	$7,300,749	$7,403,358	$7,265,591

Consolidated Statement of Income (unaudited)

	Three months ended			Six months ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Total interest income	$127,043	$118,770	$115,761	$245,813	$228,096
Total interest expense	53,396	51,818	54,222	105,214	106,848
Net interest income	73,647	66,952	61,539	140,599	121,248
Provision for credit losses	6,378	4,506	1,538	10,884	2,066
Net interest income after provision for credit losses	67,269	62,446	60,001	129,715	119,182

Non-interest income
Service charges on deposit accounts	2,131	2,173	2,094	4,304	3,957
Global Payments Group revenue	—	—	3,686	—	7,755
Other income	492	1,465	359	1,957	1,431
Total non-interest income	2,623	3,638	6,139	6,261	13,143

Non-interest expense
Compensation and benefits	20,255	21,739	18,532	41,994	38,359
Bank premises and equipment	2,513	2,463	2,322	4,976	4,665
Professional fees	3,583	4,986	6,916	8,569	12,888
Technology costs	3,653	2,220	3,043	5,873	6,054
Licensing fees	3,462	2,474	3,180	5,936	6,456
FDIC assessments	2,999	2,967	2,925	5,966	5,850
Other expenses	6,644	5,873	5,339	12,517	9,885
Total non-interest expense	43,109	42,722	42,257	85,831	84,157

Net income before income tax expense	26,783	23,362	23,883	50,145	48,168
Income tax expense	8,016	7,008	7,084	15,024	15,166
Net income (loss)	$18,767	$16,354	$16,799	$35,121	$33,002

Earnings per common share:
Average common shares outstanding:
Basic	10,564,275	11,215,118	11,192,936	10,886,120	11,163,127
Diluted	10,676,878	11,281,375	11,199,736	10,975,431	11,163,127
Basic earnings (loss)	$1.78	$1.46	$1.50	$3.23	$2.96
Diluted earnings (loss)	$1.76	$1.45	$1.50	$3.20	$2.96

Loan Production, Asset Quality & Regulatory Capital

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
	2025	2025	2024	2024	2024
LOAN PRODUCTION (in millions)	$492.0	$409.8	$309.0	$460.6	$290.8

ASSET QUALITY (in thousands)
Non-performing loans:
Commercial real estate	$28,480	$25,087	$25,087	$24,000	$24,000
Commercial and industrial	8,989	8,989	6,989	6,989	6,989
One- to four- family	2,469	446	452	—	—
Consumer	—	22	72	—	108
Total non-performing loans	$39,938	$34,544	$32,600	$30,989	$31,097
Non-performing loans to total loans	0.60%	0.54%	0.54%	0.53%	0.53%
Allowance for credit losses	$74,071	$67,803	$63,273	$62,493	$60,008
Allowance for credit losses to total loans	1.12%	1.07%	1.05%	1.06%	1.03%
Charge-offs	$(112)	$(118)	$(106)	$(122)	$(16)
Recoveries	$126	$180	$120	$2	$—
Net charge-offs/(recoveries) to average loans (annualized)	—%	—%	—%	0.01%	—%

REGULATORY CAPITAL
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	10.0%	10.7%	10.8%	10.6%	10.3%
Metropolitan Commercial Bank	9.8%	10.1%	10.6%	10.3%	10.1%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	10.8%	11.4%	11.9%	11.9%	11.7%
Metropolitan Commercial Bank	10.9%	11.0%	12.0%	11.9%	11.8%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	11.1%	11.7%	12.3%	12.2%	12.1%
Metropolitan Commercial Bank	10.9%	11.0%	12.0%	11.9%	11.8%

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.2%	12.8%	13.3%	13.2%	13.0%
Metropolitan Commercial Bank	12.0%	12.1%	13.0%	12.9%	12.8%

Performance Measures

	Three months ended			Six months ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(dollars in thousands, except per share data)	2025	2025	2024	2025	2024
Net income per consolidated statements of income	$18,767	$16,354	$16,799	$35,121	$33,002
Less: Earnings allocated to participating securities	—	—	—	—	—
Net income (loss) available to common shareholders	$18,767	$16,354	$16,799	$35,121	$33,002

Per common share:
Basic earnings (loss)	$1.78	$1.46	$1.50	$3.23	$2.96
Diluted earnings (loss)	$1.76	$1.45	$1.50	$3.20	$2.96
Common shares outstanding:
Period end	10,421,384	11,066,234	11,192,936	10,421,384	11,192,936
Average fully diluted	10,676,878	11,281,375	11,199,736	10,975,431	11,163,127
Return on:(1)
Average total assets	0.97%	0.89%	0.92%	0.93%	0.91%
Average equity	10.4%	9.0%	9.9%	9.7%	9.9%
Average tangible common equity(2), (3)	10.5%	9.1%	10.1%	9.8%	10.0%
Yield on average earning assets(1)	6.61%	6.52%	6.47%	6.57%	6.43%
Total cost of deposits(1)	3.02%	3.09%	3.26%	3.05%	3.21%
Net interest spread(1)	2.76%	2.53%	1.77%	2.65%	1.77%
Net interest margin(1)	3.83%	3.68%	3.44%	3.76%	3.42%
Net charge-offs as % of average loans(1)	—%	—%	—%	—%	—%
Efficiency ratio(4)	56.5%	60.5%	62.4%	58.4%	62.6%

(1)Ratios are annualized.

(2)Net income divided by average tangible common equity.

(3)Non-GAAP financial measure. See Reconciliation of Non-GAAP Measures on page 12.

(4)Total non-interest expense divided by total revenues.

Interest Margin Analysis

	Three months ended
	Jun. 30, 2025			Mar. 31, 2025			Jun. 30, 2024
	Average		Yield /	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,486,667	$118,774	7.34%	$6,202,311	$110,865	7.25%	$5,754,283	$104,595	7.31%
Available-for-sale securities	607,363	3,884	2.57	577,184	3,415	2.40	589,825	3,353	2.29
Held-to-maturity securities	394,374	1,849	1.88	417,326	1,943	1.89	456,078	2,124	1.87
Equity investments	5,556	42	3.02	5,516	39	2.90	2,431	16	2.59
Overnight deposits	184,054	2,078	4.53	154,357	1,925	5.06	369,169	5,167	5.63
Other interest-earning assets	27,682	416	6.03	30,917	583	7.65	27,301	506	7.45
Total interest-earning assets	7,705,696	127,043	6.61	7,387,611	118,770	6.52	7,199,087	115,761	6.47
Non-interest-earning assets	138,469			128,676			182,234
Allowance for credit losses	(68,966)			(64,584)			(58,841)
Total assets	$7,775,199			$7,451,703			$7,322,480
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$5,125,850	48,454	3.79	$4,747,995	45,844	3.92	$4,319,340	50,237	4.68
Certificates of deposit	133,495	1,369	4.11	126,471	1,334	4.28	37,084	318	3.45
Total interest-bearing deposits	5,259,345	49,823	3.80	4,874,466	47,178	3.93	4,356,424	50,555	4.67
Borrowed funds	298,843	3,573	4.79	392,453	4,640	4.80	287,104	3,667	5.14
Total interest-bearing liabilities	5,558,188	53,396	3.85	5,266,919	51,818	3.99	4,643,528	54,222	4.70
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,358,029			1,319,688			1,879,213
Other non-interest-bearing liabilities	135,008			126,872			119,675
Total liabilities	7,051,225			6,713,479			6,642,416
Stockholders' equity	723,974			738,224			680,064
Total liabilities and equity	$7,775,199			$7,451,703			$7,322,480
Net interest income		$73,647			$66,952			$61,539
Net interest rate spread (3)			2.76%			2.53%			1.77%
Net interest margin (4)			3.83%			3.68%			3.44%
Total cost of deposits (5)			3.02%			3.09%			3.26%
Total cost of funds (6)			3.10%			3.19%			3.34%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

	Six months ended
	Jun. 30, 2025			Jun. 30, 2024
	Average		Yield /	Average		Yield /
(dollars in thousands)	Balance	Interest	Rate (1)	Balance	Interest	Rate (1)
Assets:
Interest-earning assets:
Loans (2)	$6,345,274	$229,639	7.30%	$5,725,562	$206,976	7.27%
Available-for-sale securities	592,357	7,299	2.48	577,558	6,311	2.20
Held-to-maturity securities	405,787	3,792	1.88	460,674	4,296	1.88
Equity investments	5,536	81	2.96	2,423	30	2.53
Overnight deposits	169,287	4,003	4.77	333,580	9,321	5.62
Other interest-earning assets	29,291	999	6.88	30,365	1,162	7.69
Total interest-earning assets	7,547,532	245,813	6.57	7,130,162	228,096	6.43
Non-interest-earning assets	132,675			182,635
Allowance for credit losses	(66,787)			(58,679)
Total assets	$7,613,420			$7,254,118
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market and savings accounts	$4,937,693	$94,298	3.85	$4,209,403	$96,848	4.63
Certificates of deposit	130,002	2,703	4.19	35,674	593	3.34
Total interest-bearing deposits	5,067,695	97,001	3.86	4,245,076	97,441	4.62
Borrowed funds	345,982	8,213	4.79	362,246	9,407	5.22
Total interest-bearing liabilities	5,413,677	105,214	3.92	4,607,323	106,848	4.66
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,338,964			1,857,290
Other non-interest-bearing liabilities	130,644			115,974
Total liabilities	6,883,285			6,580,587
Stockholders' equity	730,135			673,531
Total liabilities and equity	$7,613,420			$7,254,118
Net interest income		$140,599			$121,248
Net interest rate spread (3)			2.65%			1.77%
Net interest margin (4)			3.76%			3.42%
Total cost of deposits (5)			3.05%			3.21%
Total cost of funds (6)			3.14%			3.32%

(1)	Ratios are annualized.
(2)	Amount includes deferred loan fees and non-performing loans.
(3)	Determined by subtracting the annualized average cost of total interest-bearing liabilities from the annualized average yield on total interest-earning assets.
(4)	Determined by dividing annualized net interest income by total average interest-earning assets.
(5)	Determined by dividing annualized interest expense on deposits by total average interest-bearing and non-interest-bearing deposits.
(6)	Determined by dividing annualized interest expense by the sum of total average interest-bearing liabilities and total average non-interest-bearing deposits.

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles (“GAAP”), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following tables:

	Quarterly Data					Six months ended
(dollars in thousands,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Jun. 30,	Jun. 30,
except per share data)	2025	2025	2024	2024	2024	2025	2024
Average assets	$7,775,199	$7,451,703	$7,363,252	$7,297,503	$7,322,480	$7,613,420	$7,254,118
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible assets (non-GAAP)	$7,765,466	$7,441,970	$7,353,519	$7,287,770	$7,312,747	$7,603,687	$7,244,385

Average equity	$723,974	$738,224	$721,506	$706,442	$680,064	$730,135	$673,531
Less: average preferred equity	—	—	—	—	—	—	—
Average common equity	$723,974	$738,224	$721,506	$706,442	$680,064	$730,135	$673,531
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Average tangible common equity (non-GAAP)	$714,241	$728,491	$711,773	$696,709	$670,331	$720,402	$663,798

Total assets	$7,853,849	$7,616,298	$7,300,749	$7,403,358	$7,265,591	$7,853,849	$7,265,591
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible assets (non-GAAP)	$7,844,116	$7,606,565	$7,291,016	$7,393,625	$7,255,858	$7,844,116	$7,255,858

Common equity	$722,968	$737,846	$729,827	$715,191	$692,404	$722,968	$692,404
Less: intangible assets	9,733	9,733	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value) (non-GAAP)	$713,235	$728,113	$720,094	$705,458	$682,671	$713,235	$682,671

Common shares outstanding	10,421,384	11,066,234	11,197,625	11,194,411	11,192,936	10,421,384	11,192,936
Book value per share (GAAP)	$69.37	$66.68	$65.18	$63.89	$61.86	$69.37	$61.86
Tangible book value per share (non-GAAP) (1)	$68.44	$65.80	$64.31	$63.02	$60.99	$68.44	$60.99

(1)	Tangible book value divided by common shares outstanding at period-end.

Explanatory Note

Some amounts presented within this document may not recalculate due to rounding.